EMPLOYMENT AGREEMENT

                                     Between

                          GRAHAM PACKAGING COMPANY L.P.

                                       And

                    Senior Vice President and General Manager

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT dated as of June 27, 2002 (the "Agreement") between Graham Packaging Company, L.P., Ashok Sudan ("Executive").


          WHEREAS, the Company desires to continue to employ Executive as its Senior Vice President and General Manager and Executive desires to remain employed as the Senior Vice President and General Manager on the terms and subject to the conditions set forth herein:

          NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:


                                   Article I.

                                   DEFINITIONS

         The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid with respect to the Year ended prior to the Date of Termination. Such bonus is considered earned for a given Year as of December 31 of that Year.

1.2 "Accrued Base Salary" means the amount of Executive's Base Salary that is accrued but not yet paid as of the Date of Termination.

1.3 "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. For the purposes of this definition, the term "control" when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4  "Agreement" -- see the recitals to this Agreement

1.5 "Agreement Date" means the date that is specified in the recitals to this Agreement.

1.6  "Anniversary Date" means any anniversary of the Agreement Date.

1.7  "Annual Bonus -- see Section 4.2(a).

1.8 "Annualized Total Compensation" means, as of any date, the sum of Executive's Base Salary as of such date and (i) if the determination is being made prior to the occurrence of a Change of Control, then the average of the Annual Bonuses earned by Executive with respect to each of the previously completed Years occurring during the Employment Period (up to a maximum of the three most recently completed Years); provided, that if such Termination of Employment occurs prior to the end of the first Year ending during the Employment Period, then an amount equal to the Target Annual Bonus applicable to the Year that includes such date or (ii) if the determination is being made following a Change of Control, the Target Annual Bonus applicable to the Year that includes such date.
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1.9  "Base Salary" -- see Section 4.1.

1.10 "Beneficial Owner" means a "beneficial owner," as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

1.11 "Beneficiary" -- see Section 9.3.

1.12 "Blackstone" means collectively, Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and their Affiliates (other than the Company and its Subsidiaries).

1.13 "Board" means the Board of Directors of the Company subsequent to the incorporation of the L.P. and the substitution of it as successor for the L.P. as a party to this Agreement. Prior thereto, the Board shall mean the General Partner (as defined in the LP Agreement).

1.14 "Cause" means any of the following:


     (a) Executive's continuing refusal to perform his material duties or to follow a lawful direction of the Company, which duties and directions are consistent with his position:

     (b) Executive's intentional act or acts of dishonesty that Executive intended to result in his personal, more-than-immaterial enrichment;

     (c) Executive's documented willful malfeasance or willful misconduct in connection with his employment or Executive's willful and deliberate insubordination to directions of the Board or any executive officer to whom he directly reports; or

     (d)  Executive is convicted of a felony.

     "Cause" excludes:

     (x) Any act or omission that Executive reasonably believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

     (y) Any act or omission taken or omitted at the direction of a member of the Board.
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1.15 "Change of Control" means any of the following events:


     (a) the sale or disposition, in one or a series of transactions, of all or substantially all, of the assets of the Company to any one or more "persons" or "groups" (as such terms are defined in Sections 13 (d)(3) or 1 4(d)(2) of the Exchange Act) other than Blackstone;

     (b) before the effective date of an initial public offering of the equity securities of the Company (or of its successor after conversion to a corporation) (the "IPO Date"), representatives of Blackstone (individually or in the aggregate) cease to comprise a majority of the Board;

     (c) individuals who, as of the IPO Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a Director after the IPO Date whose election or nomination for election by the Company's Shareholders was approved by a majority of the members of the Incumbent Board (other than an election or nomination of an individual (i) who is not a representative of Blackstone and
          (ii) whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the Directors of the Company (as such terms are used in Rule 14a-1 1 under the Exchange Act), "tender offer" (as such term is used in
          Section 14(d) of the Exchange Act) or a proposed merger) shall be deemed to be members of the Incumbent Board; or

     (c) any person or group, other than Blackstone, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise and the representatives of Blackstone (individually or in the aggregate) cease to comprise a majority of the Board.

     Notwithstanding the foregoing, there shall not be Change of Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change of Control.

1.16 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.17 "Committee" means the Compensation Committee of the Board.

1.18 "Common Stock" means the common stock of the Company following its incorporation, and the equivalent L.P. units prior to its incorporation.

1.19 "Company"-- see the recitals to this Agreement.
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1.20 "Company Inventions" - see Section 8.2(b).

1.21 "Date of Termination" means the effective date of a Termination of Employment for any reason, including death or Disability, whether by either the Company or the Executive.

1.22 "Director" means a director of the Company subsequent to its incorporation or a member of the governing body of the L.P. prior to its incorporation.

1.23 "Disability" means the inability of Executive to perform in all material respects his duties and responsibilities of the Company or any Subsidiary, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued for a period of six consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period.

1.24 "Employment Period" -- see Section 3.1.

1.25 "Exchange Act" means the Securities Exchange Act of 1934, as amended or any successors thereto.

1.26 "Executive" -- see the recitals to this Agreement.


1.27 "Executive Career Transition Services" means full use of a national outplacement consultant (e.g., Challenger, Gray & Christmas, Inc., Right Associates) or other consultant mutually agreeable to the Company and Executive; office space, secretarial support; technological support; equipment and supplies of a quality substantively equal to those provided during the Employment Period, and continuation of expense reimbursement for professional and trade association participation on the same terms as during the Employment Period.

1.28 "Extension Date" - see Section 3.2.

1.29 "Good Reason" means the occurrence of any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

     (a) The failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus, when due hereunder;

     (b) Any substantial diminution in Executive's authority or responsibilities from those described in Section 2.1 hereof;

     (c) Requiring Executive to be principally based at any office or location more than 50 miles from the current offices of the Company in York, Pennsylvania;

     (d) Any material reduction in Executive's Target Annual Bonus opportunity after a Change of Control as compared with the Annual Bonus earned for the preceding Year; or

     (e) The failure of the Company, as the successor to the L.P. at the time of its incorporation in conjunction with the initial public offering, or otherwise, to assume and become a party to the Agreement in substitution for the L.P.;

     provided that the events described in this Section 1.31 shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event that constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

1.30 "including" means including without limitation.

1.31 "Inventions" - see Section 8.2(a).

1.32 "LP Agreement" means the Amended and Restated Agreement of Limited Partnership of Graham Packaging Company.

1.33 "Option" means an option to purchase shares of Common Stock.

1.34 "Permitted Transferee" means the spouse of Executive, a lineal descendant of Executive or a spouse of a lineal descendant of Executive or a trust, limited partnership or other entity principally benefiting all or a portion of such individuals.

1.35 "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.36 "Prior Inventions" - see Section 8.2(a).

1.37 "Prorata Annual Bonus" means the product of (a) the Annual Bonus Executive would have been entitled to receive pursuant to Section 4.2 hereof in the Year of the Executive's Termination of Employment multiplied by (b) a fraction of which the numerator is the numbers of days that have elapsed in such Year of Termination of Employment through the Date of Termination and the denominator is 365.

1.38 "Restricted Period" means the eighteen month period immediately following a Termination of Employment for any reason; provided, however, that the Restricted Period shall mean the twelve month period immediately following a Termination of Employment due to the Company's election not to renew the Employment Period pursuant to Section 3.2 following the fourth anniversary of the Agreement Date, such that the Employment Period terminates on or after the fifth anniversary of the Agreement Date.

1.39 "Shareholder" or "Stockholder" means an owner of the Company's securities.

1.40 "Subsidiary" means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, and (b) any partnership, limited liability company or other entity in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

1.41 "Target Annual Bonus" means the product of Base Salary (at a point in time) multiplied by 115 percent, as such percentage may be adjusted upwards from time to time by the Board.

1.41 "Termination For Good Reason" means a Termination of Employment during the Employment Period by Executive for Good Reason.

1.42 "Termination of Employment" means a termination by the Company or by Executive (or due to Executive's death) of Executive's employment with the Company or its Affiliates.

1.42 "Termination Without Cause" means a Termination of Employment during the Employment Period by the Company for any reason other than Cause or Executive's death or Disability

1.43 "Year" means a calendar year period ending on December 31.

                                   Article II.

                                     DUTIES

2.1 Duties. The Company shall employ Executive during the Employment Period as its Senior Vice President and General Manager. During the Employment Period, Executive shall perform the duties assigned to him hereunder by the Board from time to time, shall devote his full business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. During the Employment Period, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive agrees to devote his full attention and time to the business and affairs of the Company.

2.2 Other Activities. Executive may (i) serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or teach at educational institutions, subject to the consent of the Board (which shall not be unreasonably withheld) and/or (ii) manage personal investments, provided that all such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement or violate Section 8.1 of this Agreement.


                                  Article III.

                                EMPLOYMENT PERIOD

3.1 Employment Period. Subject to Section 3.2 and the termination provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Employment Period") shall begin on the Agreement Date and end on the Anniversary Date, or, if applicable at the end of any extension pursuant to Section 3.2. The employment of Executive by the Company shall not be terminated other than in accordance with Article VII.

3.2 Extensions of Employment Period. Commencing on the first Anniversary Date, and on each Anniversary Date thereafter, (each an "Extension Date") if at least 90 days before that date the Company has not delivered to Executive, and Executive has not delivered to Company, a written notice that the Employment Period will not be extended, the Employment Period will be automatically extended for one year from its then scheduled expiration date (i.e., the next occurring Extension Date).


                                   Article IV.

                                  COMPENSATION

4.1 Salary. The Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $202,370 per year ("Base Salary"). During the Employment Period, the Base Salary shall be reviewed at least annually by the Committee after consultation with Executive and may from time to time be increased as determined by the Committee. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.

4.2  Annual Bonus.

     (a) Subject to Section 7, Executive shall be eligible to earn an annual cash bonus ("Annual Bonus") in accordance with the terms hereof for the current Year and each subsequent Year that begins during the Employment Period. Executive shall be eligible for an Annual Bonus based upon the achievement of the financial budget or other performance criteria established by the Board on or about January 15 or as soon thereafter as practicable, but in no event later than March 31 of such Year. The Annual Bonus shall be equal to the Target Annual Bonus upon full achievement of the performance criteria, but may be less than or more than the Target Annual Bonus upon lesser or greater levels of achievement.

     (b) The Company shall pay the entire Annual Bonus that is payable with respect to a Year in a lump-sum cash payment as soon as practicable after the Committee can determine whether and the degree to which the performance criteria has or has not been achieved following the close of such Year. Any such Annual Bonus shall in any event be paid no later than the date annual bonuses are paid to the other qualifying employees of the Company.


                                   Article V.

                                 OTHER BENEFITS

5.1 Incentive, Savings and Retirement Plans. In addition to Base Salary and the Annual Bonus, Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs that are from time to time generally available to other senior executives of the Company.

5.2 Welfare Benefits. During the Employment Period, Executive and/or his eligible dependents, as the case may be, shall be eligible for participation in all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including any medical, prescription, dental disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) generally available to other senior executives of the Company.

5.3 Fringe Benefits. During the Employment Period, Executive shall be entitled to all fringe benefits that are from time to time generally available to other senior executives of the Company. The Company will continue its current automobile expense program as in effect on the Agreement Date (or establish a comparable replacement program), with such increases as are consistent with past practices to reflect changes in expenses.

5.4 Vacation. During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs generally available to other senior executives of the Company, but in no event shall such vacation time be less than four weeks per calendar year.

5.5 Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment related expenses incurred by Executive upon the receipt by either of the Company of accounting in accordance with practices, policies and procedures generally available to other senior executives of the Company.

5.6 Office Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, appropriate to his position and duties under this Agreement.


                                   Article VI.

                            OTHER EXECUTIVE BENEFITS

6.1 Supplemental Retirement Benefits. Executive shall be entitled to participate in any other supplemental defined benefit retirement plans of the Company that are not qualified under Section 401 (a) of the Code, generally available to other senior executives of the Company.

6.2 Non-qualified Option Agreement. Except as provided in Sections 7.4(b) and 7.6, this Agreement in no way modifies or limits the Non-Qualified Option Agreements entered into between Executive and Graham Packaging Holdings Company on January 1, 1999 and January 1, 2002. The Non-Qualified Option Agreement conveys consideration separate from and in addition to consideration conveyed in this Agreement, except to the extent that the Non-Qualified Option Agreement increases benefits under operation of this Agreement.

6.3 Equity Incentive Agreement. Except as provided in Sections 7.4(b) and 7.6, this Agreement in no way modifies or limits the Equity Incentive Agreement entered into between Executive and the Company on February 2, 1998. The Equity Incentive Agreement conveys consideration separate from and in addition to this Agreement, except to the extent that the Equity Incentive Agreement increases benefits under operation of this Agreement.

                                  Article VII.

                              TERMINATION BENEFITS

7.1 Termination of Employment. The Employment Period and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days' advance written notice of any resignation of Executive's -employment. Notwithstanding any other provision of this Agreement, the provisions of this Article VII shall exclusively govern Executive's rights under this Agreement following the expiration of the Employment Period or if Executive's employment with the Company or its Affiliates is terminated during the Employment Period for any reason.

7.2  Termination for Cause or Other Than for Good Reason, etc.

     (a) If the Company terminates Executive's employment during the Employment Period for Cause or Executive terminates his employment during the Employment Period other than for Good Reason, death or Disability, the Company shall pay to Executive immediately after the Date of Termination an amount equal to Executive's Accrued Base Salary, accrued but unpaid vacation, unpaid business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination, and, if such Termination of Employment is by the Executive other than for Good Reason, death or Disability, the Accrued Annual Bonus, if any.

     (b)  Before terminating Executive's employment for Cause, the Board will
          (i) specify in writing to Executive in detail the nature of the act, omission, refusal, or failure that it deems to constitute Cause and
          (ii) as to clauses (a) and (c) in the definition of "Cause," provide Executive a reasonable opportunity to correct the purported problem and avoid termination for Cause.

7.3 Termination for Death or Disability. If Executive's employment terminates during the Employment Period due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, (i) immediately after the Date of Termination an amount that is equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus, if any, accrued but unpaid vacation and unpaid business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination and (ii) at the time the Annual Bonus would have otherwise been payable had Executive's employment not terminated, a Prorata Annual Bonus.

7.4 Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a

     Termination for Good Reason, the Executive shall receive the following:

     (a) Immediately after the Date of Termination, a lump-sum amount equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, if any, accrued but unpaid vacation and unpaid business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination;

     (b) Full vesting of Options and other equity awards granted to the Executive that remain outstanding immediately prior to the Date of Termination;

     (c) A Prorata Annual Bonus at the time the Annual Bonus would have otherwise been payable had Executive's employment not terminated;

     (d) Continued monthly payment for a period of twenty-four months following such Termination of Employment of an amount equal to the quotient of
          (i) the Executive's Annualized Total Compensation divided by (ii) twelve; provided that the aggregate amount described in this clause
          (d) shall be reduced (but not below zero) by the present value of any other cash severance or cash termination benefits payable to Executive under any generally available or officer specific severance plans, programs or arrangements of the Company or its affiliates, other than any (i) retirement income benefit, (ii) benefits paid under the Supplemental Income Plan and (iii) equity incentives and/or options;

     (e) The continuation of health and dental benefits to which Executive is entitled as of the Date of Termination for twenty-four months; provided that such benefits shall cease upon the Executive's being eligible for comparable benefits from a new employer;

     (f) The continuation of the automobile expense program to which Executive is entitled as of the Date of Termination for twelve months; provided that such benefit ceases upon Executive's being eligible for comparable benefits from a new employer; and

     (g) For a period of 12 months from the Date of Termination, but no later than the point at which the Executive is employed on a substantively full time basis, Executive Career Transition Services, not to exceed $30,000 in the aggregate.

7.5 Other Termination Benefits. In addition to any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, be entitled to any payments or benefits provided under the terms of any plan, policy or program of the Company in which Executive participates or as otherwise required by applicable law.

7.6 Election Not to Extend the Employment Period. If the Company elects not to extend the Employment Period pursuant to Section 3.2 such that the Employment Period terminates prior to the fifth anniversary of the Agreement Date, the nonextension shall be treated as a Termination without Cause, for purposes of Section 7.4, as of the next scheduled Extension Date or such earlier date as determined by Company. For the avoidance of doubt, an election by the Company not to extend the Employment Period pursuant to
     Section 3.2 such that the Employment Period terminates beyond the fifth anniversary of the Agreement Date shall not constitute a Termination without Cause and in such event Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date or such earlier date as determined by Company. Upon such Termination of Employment, Executive shall be entitled to receive:

     (a) Immediately after the Date of Termination, a lump-sum amount equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, if any, accrued but unpaid vacation and unpaid business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination;

     (b) Full vesting of Options and other equity awards granted to the Executive that remain outstanding immediately prior to the Date of Termination;

     (c) A Prorata Annual Bonus at the time the Annual Bonus would have otherwise been payable had Executive's employment not terminated;

     (d) Continued monthly payment for a period of twelve months following such Termination of Employment of an amount equal to the quotient of (i) the Executive's Annualized Total Compensation divided by (ii) twelve; provided that the aggregate amount described in this clause (d) shall be reduced (but not below zero) by the present value of any other cash severance or cash termination benefits payable to Executive under any generally available or officer specific severance plans, programs or arrangements of the Company or its affiliates, other than any (i) retirement income benefit, (ii) benefits paid under the Supplemental Income Plan and (iii) equity incentives and/or options;

     (e) The continuation of health and dental benefits to which Executive is entitled as of the Date of Termination for twelve months; provided that such benefits shall cease upon the Executive's being eligible for comparable benefits from a new employer;

     (f) The continuation of the automobile expense program to which Executive is entitled as of the Date of Termination for twelve months; provided that such benefit ceases upon Executive's being eligible for comparable benefits from a new employer; and

     (g) For a period of 12 months from the Date of Termination, but no later than the point at which the Executive is employed on a substantively full time basis, Executive Career Transition Services, not to exceed $30,000 in the aggregate.

7.7 Continued Employment Beyond the Expiration of the Employment Period. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Period shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Article VIII of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

7.8 Board/Committee Resignation. Upon Executive's Termination of Employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.


                               Article VIII.

                              RESTRICTIVE COVENANTS

8.1  Non-Solicitation of Employees; Confidentiality; Non-Competition.

     (a) Executive covenants and agrees that, at no time during the Employment Period nor during the Restricted Period, will Executive:

          (i) Directly or indirectly employ or seek to employ any person (other than his personal assistant) employed as of the date of Executive's Termination of Employment or who left the employment of the Company or its Affiliates coincident with, or within six months prior to or after, the Executive's Termination of Employment with the Company or otherwise encourage or entice any such person to leave such employment (provided that this Section
               8.1 (a)(i) shall not apply either to persons who had not become employed by the Company before the Date of Termination or to persons whose employment ended at any time as a result of the Company's termination of those individuals without cause);

          (ii) Become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined in section 8.1 (b)).

          (iii) Acquire an ownership interest, or an option to purchase an ownership interest in a Competitor, other than a publicly traded Competitor provided that ownership or option position in such publicly traded Competitor does not exceed 5 percent;

          (iv) Solicit any business of the Company on behalf of or for the benefit of a Competitor; or

          (v) Interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers of the Company or its Affiliates.

     (b) For purposes of the Section, "Competitor" means any Person that produces blowmolded plastic containers or produces or provides any other product or service of the Company that represents, as of the Date of Termination, at least 10% of the consolidated revenues of the Company (including, without limitation, products or services that Executive is aware, as of the Date of Termination, that the Company had specific plans (as evidenced through the most recent annual corporate business plan or by resolutions of the Board) to produce or provide during the twelve month period following the Date of Termination and such products or services are reasonably anticipated to represent at least 10% of the consolidated revenues of the Company within the two years following the Date of Termination) that are competitive with those sold by a business that is being conducted by the Company or any Subsidiary at the time in question and was being conducted at the Date of Termination. Notwithstanding anything to the contrary in this Section, goods or services shall not be deemed to be competitive with those of the Company solely as a result of Executive's being employed by or otherwise associated with a business of which a unit is in competition with the Company or any Subsidiary (a "Competitive Unit") but as to which unit Executive does not have direct or indirect responsibilities for the products or services involved; provided, that such Competitive Unit contributes less than 25% of the consolidated revenues for the most recently completed fiscal year of such business.

     (c) Executive covenants and agrees that at no time during the Employment Period nor at any time following any Termination of Employment will Executive communicate, furnish, divulge or disclose in any manner to any Person any Confidential Information (as defined in Section 8.1(d)) without the prior express written consent of the Company other than in the course of Executive's employment. After a Termination of Employment, Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and its designees.

     (d) For purposes of this Section, "Confidential Information" shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, trade secrets and such other competitively-sensitive information, except that Confidential Information shall not include any information that was or becomes generally available to the public(i) other than as a result of a wrongful disclosure by Executive, (ii) as a result of disclosure by Executive during the Employment Period that he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

     (e) Executive agrees that upon Executive's Termination of Employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company, its affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for Executive's own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any of its Subsidiaries or Affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property of the Company or its Affiliates.

8.2  Inventions.

     (a) Prior Inventions. Executive has attached hereto, as Exhibit A, a list describing all inventions, works of authorship (including software, related items, databases, documentation, site content, text or graphics), developments, and improvements that relate to the Company's proposed or current business, services, products or research and development ("Inventions") that were created or contributed to by Executive either solely or jointly with others prior to Executive's employment with the Company and that relate to the Company's proposed or current business, services, products or research and development (collectively referred to as "Prior ------ Inventions") or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive's employment with the Company, Executive uses or relies upon a Prior Invention in Executive's creation or contribution to any work of authorship, invention, product, service, process, machine or other property of the Company, Executive will inform the Company promptly and, upon request, use Executive's best efforts to procure any consents of third parties necessary for the Company's use of such Prior Invention. To the fullest extent permissible by law, Executive hereby grants the Company a non-exclusive royalty-free, irrevocable, perpetual, worldwide license under all of Executive's Prior Inventions to make, have made, copy, modify, distribute, use and sell works of authorship, products, services, processes and machines and to otherwise operate the Company's current and future business.

     (b) Ownership of Inventions. Executive agrees that Executive will promptly make full written disclosure to the Company, and hereby assign to the Company, or its designee, all of Executive's right, title, and interest in and to any and all Inventions, whether or not patentable, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as "Company Inventions"). Executive further acknowledges that all original works of authorship that are created or contributed to by Executive (solely or jointly with others) within the scope of and during the period of Executive's employment with the Company are to be deemed "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101), and the Company will own all right, title and interest in such works, including all copyright and all intellectual property therein shall be the sole property of the Company or its designee for all territories of the world in perpetuity, including any and all copyright registrations, copyright applications and all other copyrightable materials, including any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the works covered by such copyrights and in and to all income, royalties, damages, claims, and payments now or hereinafter due or payable with respect thereto, and in all causes of action, either in law or in equity for past, present or future infringement based on said copyrights, and in and to all rights corresponding to the foregoing throughout the world. To the extent any of such works are deemed not to be "works made for hire," Executive hereby assigns the copyright and all other intellectual property rights in such works to the Company.

     (c) Contracts with the United States. Executive agrees to execute any licenses or assignments as required by any contract between the Company and the United States or any of its agencies.

     (d) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Company Inventions made by Executive (solely or jointly with others) during the term and within the scope of Executive's employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property and intellectual property of the Company at all times.

     (e) Further Assurances. Executive covenants to take all requested actions and execute all requested documents to assist the Company, or its designee, at the Company's expense (but without further remuneration, in every way to secure the Company's above rights in the Prior Inventions and Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, and to pursue any patents or registrations with respect thereto. This covenant shall survive the termination of this Agreement. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.3 Injunction. Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Article VIII, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have, the Company is entitled to (i) in the event of a breach by Executive of this Article VII that is not cured within 10 days following written notice from the Company to the Executive detailing such breach, cease making any payments or providing any benefit otherwise required by this Agreement and/or (ii) an injunction preventing Executive from any breach of this Article VIII.


                                   Article IX.

                                  MISCELLANEOUS

9.1 Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of Executive's employment by another employer.

9.2 Legal Fees. If Executive incurs legal or other fees and expenses in an effort to secure or preserve establish entitlement to compensation and benefits under this Agreement, the Company shall reimburse Executive for such fees and expenses to the extent that the Executive substantially prevails in such dispute.

9.3 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a "Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary may change his designation of Beneficiary or Beneficiaries at any time or from time by a submitting to the Company a new designation in writing.

9.4 Assignment; Successors. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity that is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. This Agreement shall be binding and inure to the benefit of Executive, his estates and Beneficiaries, the Company and the successors and permitted assigns of the Company.

9.5 Nonalienation. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

9.6 Severability. If one or more of this Agreement are declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement no declared to be unlawful or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

9.7 Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.8 Captions. The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

9.9 Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

9.10.1 Notices. All notices hereunder shall be in writing and deliver by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company, to: Graham Packaging Company L.P.
                                2401 Pleasant Valley Road
                                York, PA 17402
                                Attention: General Counsel

         With a copy to:        The Blackstone Group L.P.
                                345 Park Avenue, 31st  Floor
                                NewYork, NY 10154
                                Attention:  Howard Lipson

If to Executive to:

To the most recent address of Executive set forth in the personnel records of the Company.

Either party may from time to time designate a new address by notice given in accordance with this Section Notice shall be effective when actually received by the addressee.

9.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.12 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement.

9.13 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law principles.

9.14 Survival of Executive's Rights. All of Executive's rights hereunder, including his rights to compensation and benefits, and his obligations under Section 8.1 hereof, shall survive the termination of Executive's employment and/or the termination of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                  Graham Packaging Company L.P.



                                  -----------------------------
                                  name:
                                  title:

                                  Executive



                                  -----------------------------




                          GRAHAM PACKAGING COMPANY L.P.
                        AMENDMENT TO EMPLOYMENT AGREEMENT


This AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") dated as of the 11th day of August 2003, is between Graham Packaging Company, L.P., a Delaware Limited Partnership (the "Company") and Ashok Sudan (the "Executive").

WHEREAS, the Company and the Executive entered into a certain Employment Agreement dated June 27, 2002 (the "Agreement"); and

WHEREAS, the Company and Executive now wish to amend the Employment Agreement as set forth below and as approved by the Company's "Board" (as defined in the Employment Agreement.

                                    AMENDMENT

The Company and Executive hereby agree that the Company has increased Executive's Salary effective as of August 11th 2003 and therefore that section
4.1 in the Agreement entitled "Salary" is amended such that Base Salary has been increased to $ 236,500.00 per year, for all purposes under the Agreement.


Except as set forth above, the Employment Agreement remains in full force and effect.



                            [SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.



                              GRAHAM PACKAGING COMPANY L.P.



                          By:
                              Name: ----------------------------
                              Title: ---------------------------



                              ----------------------------------
                              Ashok Sudan